Exhibit 99

        Shells Seafood Restaurants, Inc. Reports First Quarter Earnings

    TAMPA, Fla., April 30 /PRNewswire-FirstCall/ -- Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported net income of $645,000 or $0.06 per share diluted for the first quarter ended March 28, 2004, in comparison to net income of $784,000 or $0.07 per share diluted for the first quarter ended March 30, 2003. There were 10,757,000 diluted common shares outstanding as of March 28, 2004 as compared to 11,791,000 diluted common shares outstanding as of March 30, 2003.

    Revenues for the first quarter of 2004 decreased 3.2% to $12,591,000 from $13,012,000 in the comparable period in 2003. Same store sales for the first quarter of 2004 declined 1.4% from the comparable period in 2003. The Company operated 27 restaurants at the end of the first quarter of 2004 compared to 28 restaurants at the end of the first quarter of 2003. One restaurant closed during the first quarter of 2004.

    "We introduced several significant changes during the quarter, including the rollout of a new menu and a new line of signature beverages," said Shells CEO Leslie Christon. "Our new menu features exciting new flavors and preparation options alongside our traditional favorites, with renewed commitment to serving only the highest quality, fresh seafood available at reasonable prices. Guest reaction to the changes has been very positive and we're confident this will ultimately translate into stronger results."

    "We're obviously disappointed first quarter sales didn't respond more quickly to the changes we're making, but are encouraged by our progress," Christon added. "Our unit-level economics and same store sales trends, although still slightly negative, are improving. And we're working very hard to improve our service and atmosphere."

    "As we've said before, turnarounds are challenging and don't occur quickly," Christon said. "We remain focused on making the changes to the concept that are needed to ensure Shells long-term success."


    The Company manages and operates 27 full-service, neighborhood seafood restaurants in Florida under the name "Shells." Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.


    In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; cash balances available for operating activities; and the timing, costs and charges relating to restaurant openings and closings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time-to-time in the Company's SEC filings.


                       SHELLS SEAFOOD RESTAURANTS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)

                                              (Unaudited)
                                         13 Weeks     13 Weeks
                                          Ended        Ended
                                         March 28,    March 30,
                                           2004         2003

    Revenues                              $12,591     $13,012

    Costs and expenses
      Cost of sales                         4,110       4,222
      Labor and other related expenses      3,748       3,857
      Other restaurant operating expenses   2,811       2,830
      General and administrative expenses     794         840
      Depreciation and amortization           296         261
    Income from operations                    832       1,002

    Interest expense, net                    (101)       (122)
    Other income (expense)                    (17)        (22)
    Income before elimination of minority
     partner interest and income taxes        714         858
    Elimination of minority partner
     interest                                 (69)        (74)
    Income before provision for income
     taxes                                    645         784
    Income tax expense                         --          --

    Net income                               $645        $784


    Basic net income per share              $0.14       $0.18
    Weighted average common shares
     outstanding                            4,601       4,469

    Diluted net income per share            $0.06       $0.07
    Diluted weighted average common
     shares outstanding                    10,757      11,791




                       SHELLS SEAFOOD RESTAURANTS, INC.
                            (Dollars in thousands)
                                 (Unaudited)

                                         13 Weeks     13 Weeks
                                          Ended        Ended
                                         March 28,    March 30,
                                           2004         2003
    System-wide sales:
      Company-owned restaurants (1)       $12,546     $12,969
      Licensed restaurants (2)              2,262       2,011
      Total                               $14,808     $14,980


                                         March 28,   March 30,
                                           2004        2003
    Number of restaurants at end of
     period:
      Company-owned restaurants (1)            23          24
      Licensed restaurants (2)                  4           4
      Total                                    27          28

    Balance sheet data:
      Cash                                 $1,478      $2,772
      Working capital (deficiency)         (5,072)     (2,264)
      Total assets                         12,383      14,643
      Stockholders' equity                  1,836       2,936

    (1) Includes one joint venture restaurant in which the Company has a 51% equity interest.
    (2) One licensed restaurant closed temporarily on March 3, 2003 due to a fire; it re-opened June 23, 2003.



SOURCE  Shells Seafood Restaurants, Inc.
    -0-                             04/30/2004
    /CONTACT: Rick Van Warner, +1-407-628-3104, or Warren R. Nelson, +1-813-961-0944, both of Shells Seafood Restaurants/
    /Web site:  http://www.shellsseafood.com /
    (SHLL)

CO:  Shells Seafood Restaurants, Inc.
ST:  Florida
IN:  OTC RST
SU:  ERN